UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 27, 2017 (April 27, 2017)
DSW Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-32545	31-0746639
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 DSW Drive, Columbus, Ohio	43219
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (614) 237-7100

(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
Appointment of Chief Operating Officer of the Company
DSW Inc. (the "Company") announces that Michele Love, age 59, is joining the Company on May 1, 2017 as an Executive Vice President and Chief Operating Officer of the Company.
Ms. Love joins DSW Inc. from Nordstrom, Inc., a leading fashion specialty retailer ("Nordstrom"), where she held the role of Vice President, Director of Rack Stores since 2012. From 2000 to 2012, Ms. Love served as Nordstrom's National Merchandise Director, Salon/Designer Shoes. Ms. Love served in several leadership capacities within store operations, merchandising, and customer service at Nordstrom over the last 32 years, and holds a Bachelor of Arts degree from the University of Wisconsin-Madison.
Pursuant to the Company's offer letter dated February 28, 2017, Ms. Love will receive an annual base salary of $650,000 and a cash signing bonus of $800,000. $400,000 of the bonus will be paid by May 31, 2017, and the remaining $400,000 will be paid on February 23, 2018. She will be granted performance-based restricted stock with a targeted future value of $350,000 and stock options with a targeted future value of $350,000. The performance-based restricted stock units will vest 100% on the third anniversary of the grant date, subject to achievement of the Company's fiscal year 2017 operating income goal, and the stock options will vest at 20% increments over five (5) years and will have a ten (10) year life. Ms. Love will participate in the Annual Management Incentive Plan with a target payout of 60% of her annual base salary. Her incentive opportunity for fiscal year 2017 will be pro-rated based on her hire date of May 1, 2017. She will also receive benefits normally accorded exempt salaried associates and relocation benefits. If Ms. Love voluntarily resigns within thirty-six (36) months of her date of hire, she will be required to repay the Company the cash signing bonus. If she voluntarily resigns within thirty-six (36) months from the date of relocation initiation, she will be required to reimburse the Company for any relocation benefits provided to her.

The Company's press release entitled "DSW Announces New Executive Appointments" is filed herewith as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated April 27, 2017

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DSW Inc.
By: /s/William L. Jordan
William L. Jordan
Executive Vice President
Chief Administrative Officer

Date: April 27, 2017